Exhibit 10.5

Summary of Amendments to Deferred Compensation Plans

The Sprint Nextel board of directors approved amendments to the Sprint Executive Deferred Compensation Plan, the Director’s Deferred Fee Plan and the Centel Directors Deferred Compensation Plan, effective at the time of the spin-off of Embarq, scheduled for May 17, 2006, to

•	establish an Embarq stock unit fund to be credited with share units representing the dividend of Embarq stock on the share units representing Sprint Nextel stock in the plans;

•	provide participants in the plans the ability to redirect the share units representing Embarq stock into any other investment alternative available in the respective plans until December 31, 2006, after which the value of any remaining share units in the Embarq stock unit fund will be transferred into the fund representing Sprint Nextel stock; and

•	authorize the Employee Benefits Committee (the “EBC”) to make amendments to the plans for the purpose of legislative or regulatory compliance or administration of the plans.

The Sprint Nextel Deferred Compensation Plan provides under its terms that the EBC has authority to amend that plan. Consistent with the amendments to the other deferred compensation plans, it is expected that the EBC will amend the Sprint Nextel Deferred Compensation Plan, effective at the time Embarq is spun-off, to establish an Embarq stock unit fund similar to the fund that will be established for the other plans and to provide participants with the same ability to redirect the share units representing Embarq stock as described above.